Exhibit 99.1

News Announcement                              For Immediate Release

NEXSTAR BROADCASTING TO RECEIVE FEES AND INCENTIVE PAYMENTS TOTALING $6.7 MILLION RELATED TO SALE OF FOUR POINTS MEDIA GROUP

Irving, Texas (January 4, 2012) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it has received a payment of $6.7 million comprised of management and incentive fees earned for 2011 as well as a termination payment, related to the sale of Four Points Media Group LLC (“Four Points”), by an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), to Sinclair Broadcast Group, Inc. (“Sinclair”) (Nasdaq: SBGI).  Approximately $4.7 million of the payment will be recognized in Nexstar’s fourth quarter ended December 31, 2011 and the balance of approximately $2.0 will be recognized in the first quarter of 2012 (ending March 31).  Nexstar will use the payment made by Cerberus under the management services agreement for debt reduction and general corporate purposes.  The management services agreement with Four Points terminated effective with the closing of the sale of its stations to Sinclair on January 3, 2012.

Nexstar Broadcasting Group Chairman, President and Chief Executive Officer, Perry A. Sook commented, “The Four Points transaction is the culmination of our efforts on behalf of Cerberus to improve the market position and operating efficiencies of these stations and create value for the group.  We are confident that under Sinclair’s management, the markets, viewers and advertisers served by these stations will benefit from a continued focus on quality programming and community service.  We believe the positive outcome from this transaction for Cerberus, Four Points and Sinclair positions us well to enter into other management services agreements.”

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households.  Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

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Nexstar Broadcasting, 1/4/12	page 2

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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